Exhibit 99.2
Operator

Good day and welcome, everyone, to the Multimedia Games second-quarter fiscal year 2005 conference call and webcast. Today's call is being recorded.


Once today's presentations are complete we will conduct a 30-minute question and answer session. At this time, for opening remarks and introductions I would like to turn the call over to the President and Chief Executive Officer, Mr. Clifton E. Lind. Please go ahead, Sir.


Clifton E. Lind, Multimedia Games - President and CEO

Thank you Operator, and I'd like to thank all of the participants for joining us on the call this morning. With me today is Craig Nouis, our CFO. The results we are reporting today exceeded the guidance we provided in January. Due to our revenue diversification efforts, Multimedia Games has recorded the highest aggregate gaining revenue in the history of the Company, as well as quarterly sequential gains in total revenue, EBITDA and net income.


Fiscal second0quarter revenues rose slightly over last year, diluted earnings per share came in around $0.18, and EBITDA improved about 5.6% to $23.5 million.


The second quarter operating results, and the reasons for exceeding our guidance, are reviewed in the news announcements. I will cover some highlights and then after Craig reviews some additional financial and accounting data, I will provide some brief perspective on our current markets, new markets, our long-term plans to further diversify our sources of revenue. We will then open the floor to Q&A.


But first, Julia Spencer will get us started with the Safe Harbor language.


Julia Spencer, Multimedia Games - Director of Corporate Publications

Thank you, Clifton. I need to remind everyone that today's call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities law. These statements represent our judgment concerning the future, and are subject to risks and uncertainties that could cause our actual operating results and financial conditions to differ materially. Please refer to the Risk Factors section of our recent SEC filings.


Today's call and webcast may include "non GAAP" financial measures within the meaning of SEC Regulation G. A reconciliation of all non GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP can be found on our website, www.multimediagames.com, in the Investor Relations section.


I'll now turn the call back over to our President and CEO. Clifton?


Clifton Lind, Multimedia Games - President and CEO

Thank you, Julia. Before Craig provides additional financial detail, I want to make a few remarks about the quarter.


First, the aggregate gaming revenue is up on a quarterly sequential basis, and is a quarterly record for Multimedia Games. We believe the fiscal second-quarter results demonstrate the early benefits of the long-range revenue diversification plan that this management team put in place three and one-half years ago. In the second fiscal quarter of `05, approximately 57% of Multimedia Games' revenue was derived from the Oklahoma operations, compared with 67% a year ago, and 80% during the corresponding period in `03.


The remaining revenue we generated in Q2 of fiscal `05 was derived from charity bingo, Class II revenue from operations outside of Oklahoma, Washington State Class III activities, and from our operation of the New York Video Lottery central system.


When we embarked on our revenue diversification plan, we said that we expected Oklahoma, our primary market, to be subject to a host of changes. Accordingly, we wanted to leverage our technology, content, intellectual property, and systems capabilities as a means of entering new markets and reducing our reliance on Class II gaming, particularly in Oklahoma.


Opening and entering new markets remains a priority, and later this year we expect to have some developments in this regard in the systems, charity bingo, and lottery markets.

The second point I want to emphasize this morning is that while we continued our focus on product and market development, we also effectively managed the overall business. This was accomplished in the face of changes in our major market, and transitions in other markets that we serve.


To that end, during the second quarter, we reduced total operating costs and expenses, of which SG&A is the largest cash component. SG&A was down approximately $1.2 million, or 7.2%, from Q1 FY `05 levels. We will remain disciplined in our expense management efforts, and we believe that lower SG&A levels are sustainable.


We are confident with the level of our player stations that we have available for placement. We expect to deploy the majority of these before the end of this fiscal year. When we put these player stations back in service, we will not experience an increase in depreciation expense. Therefore, relative to the second quarter, the incremental revenue derived from such placements in Q3 and Q4 of FY `05 will be meaningful to our bottom line.


The third point that I will make is this. As indicated in our Q1 FY `05 conference call, we continue to generate high levels of cash flow from operations. In fact, in Q2, we generated approximately $30.5 million in cash from operations, which was a quarterly record, and more than double the level of cash generated in Q1. We continue to prudently allocate this cash to R&D, growth opportunities, and the purchase of the Company's stock.


During the second quarter, our R&D and system and game development spending was about $4.3 million. Throughout fiscal `04, we made significant investments in customer facility expansion projects, and in player terminals and gaming technology, which have positioned the Company to participate in growth in a variety of markets.


As we reported during the last quarterly conference call, our capital expenditures for operations in fiscal `05 are anticipated to be significantly below last year's levels We believe that our technology is an important competitive strength, and we expect our innovative systems to be one of the primary drivers in our ongoing revenue diversification efforts and our future growth.


We previously stated our intent to purchase MGAM shares in Q2, and we actively fulfilled our commitment. During the quarter ending March 31st, we repurchased 440,786 shares, and since then, pursuant to a 10b5-1 plan, we repurchased an additional 277,207 shares. That brings our total share repurchase for calendar `05 to 717,991 shares, representing a total commitment of approximately $6 million.


We have authorization to purchase a significant number of additional shares, and we expect to continue purchasing our shares on the open market in the second half of fiscal `05, because we continue to believe that this is a prudent use of a portion of our internally generated cash.


While during the second fiscal quarter, we made progress on many fronts, we continue to see challenges ahead, and we reflect those challenges in our Q3 FY `05 guidance. We remain quite confident about our long-term prospects.


After Craig's remarks about the second-quarter results, I will provide additional color on our plans for the future. Craig?


Craig Nouis, Multimedia Games - CFO

Thanks, Clifton. This morning, we reported results ahead of the guidance we provided on January 27th, 2005. Net income for the second quarter of 2005 was $5.2 million, with EBITDA of $23.5 million, which was $3.5 million ahead of the top end of our guidance, and diluted earnings per share of $0.18, which is $0.06 ahead of our guidance. We provided details on our operating results in this morning's press release, so let me take a few minutes to review a few specific items.


Our quarterly results exceeded guidance as a result of higher than anticipated network-wide average hold per day, which exceeded the level achieved in the first fiscal quarter of 2005. In addition, lower than projected SG&A expense contributed to the upside.


Total 2005 fiscal second-quarter revenue increased to $40 million, compared to total revenues of $39.2 million in the December 2004 quarter, and $39.6 million in the year-ago period. As I mentioned, the sequential improvement in revenue reflects an improvement in our overall network hold per day compared to the December 2004 quarter, which more than offset the lower installed base during the period.

You may have noticed that we split out charity gaming revenue in this morning's release, and for the fiscal 2005 second quarter, we recorded $5.4 million in charity revenue, up from $2.3 million in the year-ago period, and $4.6 million in the December 2004 quarter.


Our end-of-period installed base of "Class II," "Oklahoma Compact" and "Other Gaming Units" decreased on a sequential quarterly basis from 16,179 units at December 31st, 2004, to 13,818 units at March 31st, 2005.


As discussed in our first-quarter call, at the end of January, we converted our C-TILG units in California to Reel Time Bingo, and as of March 31st, there were 2,282 of these units in play.


Additionally, on a sequential quarterly basis, our installed base of charity gaming units increased by 200 units. Not including the conversion of the Class II units in California, there were approximately 1,531 net Class II removals, reflecting Oklahoma facilities' re-allocating floor space to accommodate newly approved table games, our election to remove lower-yielding units in order to optimize the average network hold per day, and other removals pursuant to customer requests.


SG&A expenses increased from $15.5 million in the March 2004 quarter to $15.6 million in the March 2005 quarter, but decreased $1.2 million from the December 2004 quarter. As Clifton noted, on a sequential basis, SG&A expenses declined approximately 7%. In fact just two quarters ago, in the September 2004 quarter, SG&A expenses were $17.6 million, so we have reduced quarterly SG&A expenses by approximately 10% over the last two fiscal quarters.


Amortization and depreciation expense continued to increase as a result of a year-over-year increase in unit placements. Accordingly, amortization and depreciation expense rose $6.2 million, or nearly 73% compared to the prior-year period.


Cash and cash equivalents as of March 31st, 2005 totaled $11.3 million, an increase of 89%, or $5.3 million, over the December 31st, 2004 levels, even as we spent approximately $3.7 million in the period on share repurchases, and reduced our revolving line of credit by nearly $3 million. Cash generated from operations was approximately $30.5 million.


During the March quarter, we established a federal income tax payable account on the balance sheet, reflecting the phase-out of bonus depreciation, and a reduction in tax-deductible stock compensation from the exercise of employee options.


Notes receivable decreased during the quarter, from $31.5 million at December 31st, 2004, to $28.7 million as of March 31st, 2005. The reduction primarily relates to payments received from amounts reimbursed under development agreements of $4.9 million, and repayments on notes receivable from the sale of equipment of $2.1 million, offset by approximately $3.9 million advanced under development agreements.


Intangible assets rose $10.7 million to $38.1 million in the March quarter, from $27.4 million in the December quarter. This increase reflects approximately $6.6 million invested in development agreements, the allocation of Sigma assets previously classified in Other Assets, and the entrance into two agreements for the license of content.


As we anticipated, our cash capital expenditures declined significantly, from $23.4 million in the December 2004 quarter, to $9.5 million in the March 2005 quarter.


Capital expenditures decreased in the current quarter due to a significant decline in our player terminal and gaming equipment purchases, from $18.8 million in the December 2004 quarter, to $2.4 million in the March 2005 quarter.


I will now turn the call back over to Clifton. Clifton?

Clifton Lind, Multimedia Games - President and CEO

Thanks, Craig. Our recent revenues, EBITDA and cash flow, contract scoring and awards, and other metrics continue to highlight the strengths and competitiveness of Multimedia Games. The breadth of our gaming systems, gaming engines, proprietary content, and license content is at an all-time high. Our balance sheet and liquidity positions are strong and have never been stronger. We feel we can address changes in our existing markets while simultaneously expanding into new markets.

Another significant accomplishment during the quarter was the renegotiation of the terms of our license agreements with two of our content providers. These renegotiations expanded and extended our ability to continue to offer third-party titles in many markets that we currently serve, and also in some that we expect to be entering.


Let me quickly review the status of our existing markets and the new markets we hope to address in the future.


While we would have preferred the transition in Oklahoma from Class II games to games permitted under the tribal-state compact to have occurred earlier, we are pleased with the performance of our Class II games in light of the current market environment. We anticipate realizing improvements in our average hold per day, and opportunities to regain floor space as the market converts to games operated under the Oklahoma compact.


California remains a dynamic market, and we believe that there is a broader role for Multimedia as the market evolves. We maintain an active dialogue with current and prospective customers in California concerning a variety of gaming systems, and we believe that some of the tribes will find Multimedia's solutions attractive.


We were pleased to be the first company to offer legal charity bingo games in Alabama, and we believe we continue to operate more machines in this market than any other vendor. We continue to work hard to provide our customers with advanced technologies, content and applications that can help them better serve their players and thereby grow their businesses.


In New York, the Batavia gaming facility will open soon, and there have been recent press reports regarding the revised VLT legislation in that state. The current expectation is for Yonkers and Aqueduct to open next summer, and the opening of either of these tracks' VLT operations will immediately be financially beneficial to Multimedia Games.


We are aggressively developing new products and pursuing new markets. We are presently working on both traditional and nontraditional gaming opportunities in the charity market, in the largest number of charity jurisdictions in our history. We expect to report new business developments in these new markets during the last half of FY `05.


Regarding lotteries, both domestic and international, we see our ability to deliver electronic outcomes as a cost-effective and profitable means of addressing this extremely large market. We expect additional business from these important markets.


In summary, our revenue diversification initiatives are substantial and are aimed at a broad number of markets. Business development efforts are at an all-time high for charity and lottery products, for slot monitoring systems to assist regulators who have oversight responsibility for video lottery and slot operations within their jurisdictions, and for other traditional and nontraditional gaming markets based on evolving technologies.


Finally, we also expect to place units in traditional Class III and commercial casino markets in the second half of fiscal 2005.


Operator, let's open the floor to questions. Craig and I will answer them accordingly.


Questions and Answers

Operator

(OPERATOR INSTRUCTIONS) Christine Dranchak with Prudential.


Christine Dranchak, Prudential - Analyst

Actually, just two questions. One is if you could give us what the average network holds were in the quarter? And what is driving down the anticipated yields in the third quarter?


Clifton Lind, Multimedia Games - President and CEO

When you say the anticipated yield, Christine, do you mean the average hold per machine?


Christine Dranchak, Prudential - Analyst

Right, right.

Clifton Lind, Multimedia Games - President and CEO

I will answer that question and Craig will answer your first question. We have substantial data on all of our markets, which are generally local markets, and in these, our players seem to react very quickly to spikes in gasoline and other energy prices, as many of our players who are local players have to take energy costs -- cover their energy costs out of their entertainment budget. So the primary driver in our decision to give -- deliver an expectation of lower hold per machine is driven by what we believe the impact of continued high energy prices will be. Okay, Craig.


Craig Nouis, Multimedia Games - CFO

Christine, in terms of the average network hold, that was up from the prior quarter as we mentioned, and in the past quarter, the second quarter, across all of our markets, it was roughly $116.


Christine Dranchak, Prudential - Analyst

And if I could, one more. Assuming California tribes gave you a guaranteed revenue for a specific period of time, is that what is benefiting the current hold now in the next quarter?


Clifton Lind, Multimedia Games - President and CEO

I'm sorry. Is that what's doing what, Christine? You broke up.


Christine Dranchak, Prudential - Analyst

[What is] benefiting the current hold now in this current quarter that you just reported.


Clifton Lind, Multimedia Games - President and CEO

We certainly continue to have business in California and are pleased with the business that we have. And this is -- I mean, -- if we were not -- if it's not profitable for us to keep equipment in California, it certainly wouldn't be there. I would tie that more to our long-term relationships rather than any particular contractual requirement. As I've said, we expect California to be an important market for us for a long time into the future.


Operator

David Bain with Merriman Curhan Ford company.


David Bain, Merriman Curhan Ford & Co. - Analyst

Congratulations on the quarter. The compacted games in Oklahoma -- we are still waiting for more conversions there. What is kind of the catalyst there? Is it the racetracks opening up or where do you see the inflection point?


Clifton Lind, Multimedia Games - President and CEO

Certainly, I think there are a number of things that could be the inflection point. The racetrack in Oklahoma City opening up could be a major inflection point also. The tribes and the states are both making progress on getting their specifications and regulations in place. And I think that everything is going to converge simultaneously. There will be a time in the not-too-distant-future when the state is prepared to handle the situation. The tribes have gotten all of their work done, and also the racetrack's opening up will also be another inflection point. So I think there is going to be a kind of convergence here of a number of different things to cause that, David.


David Bain, Merriman Curhan Ford - Analyst

Outside of you guys, are there a number of other vendors that have come out from the labs for compact games in Oklahoma?


Clifton Lind, Multimedia Games - President and CEO

Certainly it's been well publicized [that] all the public companies have games in the labs. We are not seeing a lot of activity at this time from non-public companies.


David Bain, Merriman Curhan Ford - Analyst

Is there going to be additional potential business in California that you are looking at in the near-term, given that there's kind of this stalled compact situation? With the letter from the NIGC?

Clifton Lind, Multimedia Games - President and CEO

We certainly think there's going to be additional business for us in California. I think that is a rapidly developing market situation, and again, I don't mean to speak for any of the tribes or for the state, but there seems to be some tipping points in that market that are not too far away.


David Bain, Merriman Curhan Ford - Analyst

On GLI [lab] approval for your downloadable games going into Class III casinos, how's that progressing? And when you speak of traditional gaming markets in FY '05, are you speaking to tribal or commercial?


Clifton Lind, Multimedia Games - President and CEO

The answer your second question is both. The answer to your first question is, we are in the lab. As you know, GLI has issued its second draft of its specifications. We -- that will continue to evolve. As you know, Nevada is also wrestling with their definition of what "downloadable" means. We think that, based upon GLI's current draft, we will be out of the lab very quickly with an approval. And then GLI will certainly come up with another draft, and we will resubmit it and we will meet that as well.


David Bain, Merriman Curhan Ford - Analyst

All right. Congrats on the quarter.


Operator

Ryan Worst with C.L. King.


Ryan Worst, C. L. King - Analyst

Clifton, could you break out revenue from California in the quarter?


Clifton Lind, Multimedia Games - President and CEO

We don't historically do that, but Craig could certainly break it out.


Craig Nouis, Multimedia Games - CFO

Roughly our net revenue, our revenue in California was roughly $3.4 million.


Ryan Worst, C. L. King - Analyst

Thank you. It looks like revenue per day in Oklahoma was up during the quarter?


Craig Nouis, Multimedia Games - CFO

That is correct.


Ryan Worst, C. L. King - Analyst

How much do you have authorized as far as share repurchases go?


Clifton Lind, Multimedia Games - President and CEO

This week the board authorized to repurchase up to 2.5 million shares, at our discretion, but we certainly would not -- as we do currently, we keep the board well informed when Craig and I are in the market or intending to go in the market. And so we certainly have the consent of the board on an ongoing basis, but they re-increased our authorization to 2.5 million shares, just this week.


Ryan Worst, C. L. King - Analyst

It seems like with a lot of the removals you've had in both Oklahoma and California, your inventory is building up. Do you have a number of games that you have? And I guess since you haven't written anything off as far as that inventory, is it fair to say that you expect those games to be placed?


Clifton Lind, Multimedia Games - President and CEO

Certainly, we have slightly over 3,000 machines available. Of those machines that we have, in the next two quarters, I expect placement of the vast majority of those. And a portion of those machines are also our slot pool as we change the gaming platform and certain of our gaming facilities.

Ryan Worst, C. L. King - Analyst

So, given that kind of backlog that you have, [do you expect] CapEx numbers to remain similar to what we saw in the fiscal second quarter?


Clifton Lind, Multimedia Games - President and CEO

That would be a good assumption, yes.


Ryan Worst, C. L. King - Analyst

Thanks, Clifton, and good quarter.


Operator

Mike Crawford with Barrington Partners.


Mike Crawford, Barrington Partners - Analyst

Could you talk a little bit more about what's changed in your development agreement strategy? It sounded like you actually had net cash in from development agreements during the last quarter?


Clifton Lind, Multimedia Games - President and CEO

I don't believe we had net cash in. I will let Craig talk to that. But let me say the market in Oklahoma, which is the jurisdiction where we did most of our development agreements, is undergoing a fundamental change in its business proposition. So that has led us and the tribes to reconsider the structure of any future development agreements that we were doing. Obviously, on compacted games, we said in the last quarter that we expected the new business model, which had already been set by a major public company at 80/20, was going to change our view of our willingness to invest cash in those development agreements. So certainly the business model is changing, and our view of additional development agreement is changing accordingly.


Furthermore, we like our position with the locations that we have supported in the current Oklahoma market, and have covered the state with the opportunities that we were interested in pursuing. So that has also been a little bit of a change in that we sort of have accomplished what we set out to do when we started sponsoring these tribal expansion programs.


Craig Nouis, Multimedia Games - CFO

In terms of the net impact on cash from the development agreements, during the quarter, we actually had repayments from the tribes of roughly $4.5 million during the quarter, and we had advances -- total advances -- of about $10.5 million. Now a lot of that is, obviously, is amounts that we had advanced that will get reimbursed back to us, but if you look at it in its true sense, the total advances under development agreements is roughly $10.5 million during the quarter.


Mike Crawford, Barrington Partners - Analyst

I think then you said $3.9 million of that $10.5 [million] -- is that classified under a note? Is that -- ?

Clifton Lind, Multimedia Games - President and CEO

That is correct.


Mike Crawford, Barrington Partners - Analyst

Two other quick questions. For the Class III market, would that be a central determinant game or would that -- it wouldn't be?


Clifton Lind, Multimedia Games - President and CEO

There are a number of products that we will be releasing. Some will be central determinant, some will be stand-alone.


Mike Crawford, Barrington Partners - Analyst

Then on the licenses. I think there was some $6 million you paid in license expenditure in the quarter. Was that like more of a one-time type fee, or is that something that is more ongoing?


Clifton Lind, Multimedia Games - President and CEO

That is a one-time fee with some of the licenses that we've renegotiated. There are potential future -- in the distant future, additional, sort of re-up fees that are relatively small that we would pay, but that is substantially a one-time expense right there.


Mike Crawford, Barrington Partners - Analyst

And what were they for, exactly?


Clifton E. Lind, Multimedia Games - President, CEO

We wanted with the changes that were going on in the market, we wanted to secure the ability to continue to offer a large number of third party titles for a long period of time into the future. So as you know, we have actually four other content provider agreements [where] we put their content on our system in certain markets; and we both expanded the length of time that we can continue to offer their titles and also the number of markets that we can offer them in.

Operator

David Fondrie with Heartland Fund.


David Fondrie, Heartland Fund - Analyst

Could you help us understand the -- I guess the placement terminals, the terminals that are placed? Because it appears that the total units declined by 2,333 total "Other Units," which I'm assuming are primarily the ones that were taken out of California, and [assuming] some of those were put into the market in Oklahoma; I think that Reel Time Bingo increased by 847 units. So the delta, I had always thought that there were about 900 units that were in storage from California. Has that increased?


Clifton Lind, Multimedia Games - President and CEO

There were initially 900 units that were in storage from California. Since the conversion, there has been a few additional machines taken out of one of the facilities as they readjusted their floor. But there have been only -- I will let Craig go into the details by market, but let me talk to it in general terms.


First, in California, we did have the 900 machines and then another, let me say, 150 machines or so that were taken out subsequently during the quarter. In addition to that, we aggressively took out machines in Oklahoma that were in underperforming small locations, simply because it was cost-effective for us to discontinue operating a few machines in a few locations. In addition, in Oklahoma, some of our major customers had to create room for their poker floors, their blackjack tables. We took out machines there. And then there were a few machines that one tribe in particular asked us to take out, and we view that removal as being temporary. But Craig can go into some detail here on exact numbers.


Craig Nouis, Multimedia Games - CFO

Yes in terms of we have a lot of -- I guess, additions or deletions by category in the Class II [category], as you pointed out, and we discussed earlier. We ended up showing a net increase in our Class II units as a result of the conversion of the California units. But after you consider those conversions, we had roughly 1,500, a little more than 1,500 removals. As I've discussed this morning, there were a couple of reasons for that. One was that as casinos made room for the approved table games, and in Oklahoma, they reconfigured their floors and removed some of their player stations. In addition, we have reduced -- we have been taking a hard look at our lower-yielding machines in the field and pulling those out of the field. We did a large number of those during the quarter.


Then obviously in some cases, we had some where it was the customer's choice for one reason or another to remove some player stations. And in the charity market, we increased it by 200 units over the last quarter due to a placement there. And we started placing a few compacted games in Oklahoma. I think as you'll see in the press release, at the end of the quarter there were just 68 machines under the compact in Oklahoma.


Clifton Lind, Multimedia Games - President and CEO

Let me just say, overall, we are comfortable with where we are in all the markets right now, particularly with the transition that we expect to take place in Oklahoma.


David Fondrie, Heartland Fund - Analyst

Can you just give us some color on the total "Other Units" of 2,437? Is that primarily charity units? Charity terminals?


Craig Nouis, Multimedia Games - CFO

That is correct.


David Fondrie, Heartland Fund - Analyst

Can you give us any update -- presumably in California with the change in the regulations out there, there was obviously a change in the economics for you. Are there ongoing negotiations with the tribes to adjust the hold or the percentages that you retain, or do you expect those negotiations to come about in the future?


Clifton Lind, Multimedia Games - President and CEO

We are comfortable -- we have renegotiated our revenue share with the tribes when we changed from the C-TILG to the Class II games, and we are comfortable and the tribes are comfortable with the revenue share arrangement that is currently in place. So I don't see any future negotiation being necessary in that market.


David Fondrie, Heartland Fund - Analyst

So they have been renegotiated?

Clifton Lind, Multimedia Games - President and CEO

That is correct.


David Fondrie, Heartland Fund - Analyst

Last question, then, just for clarification. When you speak to "Gaming All Other," you break out your revenues now with "Charity" and "Gaming All Other." Is that "Gaming All Other" -- what is included in that category?


Craig Nouis, Multimedia Games - CFO

That would include the New York Lottery, [and] the Washington State [markets].


David Fondrie, Heartland Fund - Analyst

So on the California revenue, [it] now is, I guess, it is (indiscernible) something in "Gaming Class II"?


Craig Nouis, Multimedia Games - CFO

That is correct. Once they got converted to Class II, it's now lumped into "Gaming All Other."


(MULTIPLE SPEAKERS)


Craig Nouis, Multimedia Games - CFO

I'm sorry, I misspoke. [California revenue is now reported under] "Gaming Class II" [from the] California [market].


Clifton Lind, Multimedia Games - President and CEO

But in the first quarter it was in a different classification.


Craig Nouis, Multimedia Games - CFO

In the first quarter, California revenue was in the "Gaming All Other" [category], as it was considered C-TILG revenues.


Operator

Sean Nicholson with Kennedy Capital.


Sean Nicholson, Kennedy Capital - Analyst

I know you guys broke out California [revenue]. Could you break out revenue from Oklahoma, also?

Clifton Lind, Multimedia Games - President and CEO

We broke out the percentage of our revenue that was from Oklahoma, 56.9%.


Craig Nouis, Multimedia Games - CFO

The revenues from Oklahoma were roughly just under $23 million.


Operator

At this time, there are currently no more questions in queue.


Clifton Lind, Multimedia Games - President and CEO

Okay, thank you, operator. I want to thank everyone for their continued interest in Multimedia Games. In summary, I will leave you with the highlights of the Company's second quarter accomplishments. We again reported record aggregate gaming revenues of $40 million. In Q2, we generated about $30.5 million in cash from operations, which was a quarterly record. EBITDA for the quarter came in at over $23 million. We are projecting $20 million for the current quarter. We succeeded in reducing cost by continuing to advance and broaden our technology, our gaming platforms, our gaming engines, and our content. We exceeded EPS guidance and consensus for Q2. We made substantial share purchases, more than 715,000 shares of our common stock in calendar `05.


I hope that it's evident from our comments and our responses to your questions that we have a firm grasp on our challenges and our opportunities, and that we are confident that we can continue to build this Company and grow earnings per share during periods of rapid change. We are going to continue to do everything that we can to deliver value to our shareholders. The management team that built this Company remains enthusiastic about our future prospects in both existing and new markets, and we feel that markets that are in transition create great opportunities for us.


And finally, I'd like to thank our entire management team and our entire staff for the hard work that they have done this quarter, and their commitment to continue to make improvements for our customers in the months ahead. Thank you, operator. And thanks again to everyone who listened.